Exhibit 23.4

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-1 of Victory Electronic Cigarettes Corporation of our report dated 25th April 2014, relating to our audit of the financial statements of Must Have Ltd to the 30th June 2013 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Robert Stafford BA(Hons) FCA (Senior Statutory Auditor)

for and on behalf of SCCA Ltd T/a Stafford & Co

Chartered Accountants

and Statutory Auditor

2nd Floor, Nelson Mill

Gaskell Street

Bolton

Lancashire

BL1 2QE

May 13, 2014